Exhibit 99.1

Graphic Packaging Announces Pricing of Senior Notes Offering

ATLANTA, May 6, 2024 / PRNewswire / — Graphic Packaging International, LLC (“Graphic Packaging”), a direct wholly-owned subsidiary of Graphic Packaging International Partners, LLC (“Parent”) and the primary operating subsidiary of Graphic Packaging Holding Company (NYSE: GPK), announced that it has entered into an agreement to sell $500 million aggregate principal amount of its senior notes due 2032 (the “Senior Notes”) in a private offering in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Senior Notes will bear interest at an annual rate of 6.375% and will be issued at par. Graphic Packaging expects to close the offering on or about May 13, 2024, subject to the satisfaction of customary closing conditions.

The Senior Notes will be senior unsecured obligations of Graphic Packaging. The Senior Notes will be guaranteed by Parent and Field Container Queretaro (USA), L.L.C., as well as by any of Graphic Packaging’s additional existing and future material domestic subsidiaries that guarantee obligations under its Fourth Amended and Restated Credit Agreement, as amended, by and among Graphic Packaging and certain of its subsidiaries as Borrowers, the lenders and agents named therein, and Bank of America, N.A., as Administrative Agent, dated as of April 1, 2021 (the “Fourth Amended and Restated Credit Agreement”), and its existing senior notes due 2024, 2026, 2027, 2028, 2029, and 2030.

Graphic Packaging estimates that the net proceeds from the offering of the Senior Notes will be approximately $493 million after deducting the initial purchasers’ discount and other transaction-related costs. Graphic Packaging expects to use the net proceeds from the offering to repay a portion of the outstanding borrowings under its domestic senior secured revolving credit facility under its senior secured credit facility, to pay fees and expenses incurred in connection with the offering of the Senior Notes and, to the extent there are any remaining proceeds therefrom, for general corporate purposes.

The Senior Notes and the related guarantees are being offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act and outside the United States, to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Senior Notes and the related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Graphic Packaging Holding Company

Graphic Packaging Holding Company (the “Company”) (NYSE: GPK), headquartered in Atlanta, Georgia, designs and produces consumer packaging that makes a world of difference. An industry leader in innovation, the Company is committed to reducing the environmental footprint of consumer packaging. The Company operates a global network of design and manufacturing facilities serving the world’s most widely recognized brands in food, beverage, foodservice, household, and other consumer products. Learn more at www.graphicpkg.com.

Forward-Looking Statements

Any statements of the Company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to those regarding the offering and the use of proceeds therefrom, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. These risks and uncertainties include, but are not limited to, market conditions affecting the offering. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements, except as required by law. Additional information regarding these and other risks is contained in the Company’s filings with the Securities and Exchange Commission.